SCHEDULE 14A — INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
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CSB BANCORP, INC
(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
(NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)
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CSB BANCORP, INC.
91 North Clay Street
Millersburg, Ohio 44654
NOTICE OF
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON
APRIL 26, 2006
     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Meeting”) of CSB Bancorp, Inc. (“CSB”) will be held at Carlisle Inn, Walnut Creek, Ohio, on Wednesday, April 26, 2006, at 7:00 p.m. local time, for the following purposes:
–	To elect three directors for three-year terms ending in 2009; and

–	To transact any other business that may properly come before the Meeting or any adjournments thereof.
     Shareholders of record at the close of business on March 1, 2006, are entitled to vote at the Meeting and at any adjournments thereof.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ Robert K. Baker
Robert K. Baker
Chairman of the Board

Millersburg, Ohio
March 24, 2006
THE PROMPT RETURN OF PROXIES WILL SAVE CSB THE EXPENSE OF A FURTHER REQUEST FOR PROXIES IN ORDER TO INSURE A QUORUM. PLEASE NOTE THAT YOUR VOTE CANNOT BE COUNTED UNLESS YOU SIGN AND RETURN THE PROXY CARD OR ATTEND THE MEETING AND VOTE IN PERSON.

CSB BANCORP, INC.
91 North Clay Street
Millersburg, Ohio 44654
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
April 26, 2006
GENERAL
     The enclosed proxy is solicited by the Board of Directors of CSB Bancorp, Inc. (“CSB”), the principal executive offices of which are located at 91 North Clay Street, Millersburg, Ohio 44654, in connection with the Annual Meeting of Shareholders (the “Meeting”) of CSB to be held on Wednesday, April 26, 2006, at the Carlisle Inn, Walnut Creek, Ohio, at 7:00 p.m. local time. This proxy statement and the accompanying notice of meeting are first being mailed to shareholders on or about March 24, 2006.
     The Meeting has been called for the following purposes: (i) to elect three directors, each for a three-year term and; (ii) to transact any other business that may properly come before the Meeting or any adjournment thereof.
REVOCATION OF PROXIES, DISCRETIONARY AUTHORITY
AND CUMULATIVE VOTING
     Shares of CSB’s common stock, par value $6.25 per share (the “Common Shares”), can be voted at the Meeting only if the shareholder is represented by proxy or is present in person. Shareholders who execute proxies retain the right to revoke them at any time. Unless so revoked, the shares represented by such proxies will be voted at the Meeting and all adjournments thereof. Proxies may be revoked by written notice to the Secretary of CSB (addressed to: CSB Bancorp, Inc., 91 North Clay Street, Millersburg, Ohio 44654, Attention: Ms. Margaret L. Conn, Secretary) or by the filing of a later dated proxy prior to a vote being taken on a particular proposal at the Meeting. A proxy will not be voted if a shareholder attends the Meeting and votes in person. Proxies solicited by the Board of Directors will be voted in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted for the nominees for directors set forth below or as otherwise described herein in the event cumulative voting for directors is properly requested. The proxy confers discretionary authority on the persons named therein to vote with respect to (i) the election of any person as a director where the nominee is unavailable or unable to serve, (ii) matters incident to the conduct of the Meeting and (iii) any other business that may properly come before the Meeting or any adjournment thereof. At this time, it is not known whether there will be cumulative voting for the election of directors at the Meeting. If any shareholder demands cumulative voting for the election of directors at the Meeting, your proxy will give the individuals named on the proxy full discretion and authority to vote cumulatively, and in their sole discretion to allocate votes among any or all of the nominees for director, unless authority to vote for any or all of the nominees is withheld.
     The enclosed proxy is being solicited by CSB and the cost of soliciting proxies will be borne by CSB. In addition to use of the mails, proxies may be solicited personally or by telephone, telegraph or telefax by directors, officers and employees of CSB.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     Shareholders of record as of the close of business on March 1, 2006, (the “Record Date”), are entitled to (i) notice of the Meeting and (ii) one vote on each matter to be considered at the Meeting for each Common Share held on that date. As of the Record Date, there were 2,567,405 Common Shares issued and outstanding. The presence at the Meeting in person or by proxy of at least a majority of such shares will be required to constitute a quorum at the Meeting. Common Shares held by holders who abstain from voting and all Common Shares held by brokers who do not have the discretionary authority to vote on certain matters will be included in determining the presence of a quorum. Consequently, an abstention or a broker non-vote has the same effect as a vote against a proposal or Director nominees, as each abstention or broker non-vote would be one less vote in favor of a proposal or for a Director nominee. Shareholders will not be entitled to dissenter’s rights with respect to any matter to be considered at the Meeting.
     The following table sets forth the Common Shares beneficially owned by each person, group or entity owning more than five percent of CSB’s outstanding Common Shares as of the Record Date. This information was obtained from a Schedule 13D/A filed with the Securities Exchange Commission by the Committee of Concerned CSB Shareholders for a Better Bank on January 3, 2002.

	Amount and Nature of Beneficial	Percent of Common Shares
Name and Address of Beneficial Owner	Ownership	Outstanding
The Committee of Concerned CSB Shareholders for a Better Bank, 1450 Fox Run Lane, Canfield, Ohio 44406[1]	231,836.594	9.03%[2]

[1]	The Committee consists of Richard G. Elliott, Ted W. DeHass, Don E. Sprankle, Gloria L. Miller, Darwin L. Snyder and Victor R. Snyder. This information is based on the January 3, 2002 Schedule 13D/A filing by the Committee.

[2]	The percent of Common Shares outstanding was determined based on the January 3, 2002 Schedule 13D/A filing evidencing ownership of the Committee, and the number of CSB Common Shares outstanding on the Record Date.

     The following table sets forth, as of the Record Date, (i) the Common Shares beneficially owned by each director, nominee for director and named executive officer of CSB or any person who has acted in such capacity since the beginning of the last fiscal year of CSB and (ii) the Common Shares beneficially owned by all current executive officers and directors as a group.

	Amount and Nature of	Percent of Common Shares
Name of Beneficial Owner	Beneficial Ownership [1]	Outstanding	Director
Robert K. Baker [2]	2,469.4618	*	Yes
Ronald E. Holtman [3]	1,000	*	Yes
J. Thomas Lang [4]	6,058.7380	*	Yes
John J. Limbert [5]	25,973.0540	*	Yes
Daniel J. Miller [6]	39,285.1151	1.53%	Yes
Jeffery A. Robb, Sr. [7]	1,312.2252	*	Yes
Samuel M. Steimel [8]	25,322.6153	*	Yes
Eddie L. Steiner [9]	1,113.3362	*	Yes
John R. Waltman [10]	15,228.2863	*	Yes
Rick L. Ginther [11]	2,000	*	No
Paul D. Greig	2,000	*	No
Paula J. Meiler	3,716.975	*	No

Total of current Directors and Executive Officers as a Group (14 persons)	128,729.3939	5.01%

*	Represents less than 1% of Common Shares outstanding as of the Record Date.

[1]	The Securities and Exchange Commission has defined “beneficial owner” of a security to include any person who has or shares voting power or investment power with respect to any such security or who has the right to acquire beneficial ownership of any such security within sixty days.

[2]	Includes 698.2876 shares owned by Bonnie L. or Robert K. Baker in joint tenancy with right of survivorship, 450 shares owned by Bonnie L. Baker, 500 shares owned by the Robert K. Baker IRA, and 821.1742 shares owned by Bakerwell, Inc., of which Mr. Baker is co-owner.

[3]	These shares are owned by the Ronald E. Holtman IRA.

[4]	Includes 453.7567 shares owned by J. Thomas Lang, 4,649.7095 shares owned by Karen J. Lang, 259.0760 shares owned by Kendra S. Lang, 494.8176 shares owned by the J. Thomas Lang IRA and 201.3782 shares owned by the Karen J. Lang IRA.

[5]	Includes 15,000 shares owned by Mr. Limbert’s IRA and 10,000 stock options granted to Mr. Limbert that are currently exercisable and 973.054 shares owned by Mr. Limbert’s 401(k) plan. Mr. Limbert resigned as a director and executive officer of CSB and its subsidiaries effective March 3, 2006.

[6]	Includes 9,786 shares owned by Daniel J. Miller, 10,111 shares owned by Mary F. Miller, 1,000 shares owned by Daniel J. or Mary F. Miller in joint tenancy with right of survivorship and 18,388.1151 shares owned by the East Holmes Family Care Employees Pension Plan.

[7]	Includes 100 shares owned by Jeffery A. Robb, Sr., and 1,212.2252 shares owned by the Jeffery A. Robb, Sr. IRA.

[8]	Includes 16,767.5102 shares owned by Samuel M. Steimel, 7,012 shares owned by Ronda P. Steimel, 881 shares owned by the Samuel M. Steimel IRA, 122.2749 shares owned by the Ronda P. Steimel IRA, 11.60 shares owned by Samuel M. Steimel, custodian for Benjamin Steimel Ladrach and William Frederick Ladrach and 538.2302 shares owned by Ronda P. Steimel, custodian for Zaccary Allen Patterson, Cassandra Faye Patterson, Skylar J. Patterson, and Brogan M. Steimel.

[9]	These shares are owned by Eddie L. Steiner or Jane M. Steiner in joint tenancy with right of survivorship.

[10]	Includes 7,052.0928 shares owned by John R. Waltman, 7,839.2921 shares owned by the John R. Waltman IRA and 336.9014 shares owned by Ruth A. Waltman.

[11]	Mr. Ginther was named Interim Chief Executive Officer of CSB effective March 3, 2006. Mr. Ginther’s ownership includes 1,000 shares owned by Rick L. Ginther or Helen Ginther in joint tenancy with right of survivorship and 1,000 stock options granted to Mr. Ginther that are currently exercisable.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 requires CSB’s officers, directors and persons who own more than ten percent of a registered class of CSB’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent shareholders are required to furnish CSB with copies of all Section 16(a) forms they file. During 2005, based solely on CSB’s review of the copies of such forms received by it and by statements of officers and directors that they complied with all applicable filing requirements, CSB’s officers, directors and greater than ten percent beneficial owners have complied with all filing requirements applicable to them.
PROPOSAL 1:
ELECTION OF DIRECTORS
     CSB’s Code of Regulations provide that its business shall be managed by a board of directors of not less than three and not more than twenty-five persons. CSB’s Regulations divide such directors into three classes, as nearly equal in number as possible, and set their terms at three years. The Board of Directors, pursuant to CSB’s Code of Regulations, has established the number of directors at nine.
     Assuming that at least a majority of the issued and outstanding Common Shares are present at the Meeting so that a quorum exists, the three nominees for director of CSB receiving the most votes will be elected as directors. Shareholders have the right to vote cumulatively in the election of directors. In order to exercise the right to vote cumulatively, a shareholder must give written notice to the President, a Vice President or the Secretary of CSB not less than forty-eight hours before the time fixed for the meeting, and the shareholder’s demand for cumulative voting must be announced at the commencement of the meeting by or on behalf of the shareholder. If cumulative voting is elected, a shareholder may cast as many votes in an election of directors as the number of directors to be elected multiplied by the number of shares held. The Board of Directors has nominated Messrs. Ronald E. Holtman and Eddie L. Steiner, and Dr. Daniel J. Miller, to serve until the 2009 Annual Meeting of Shareholders, and until their respective successors are elected and qualified. Messrs. Holtman and Steiner, and Dr. Miller, are incumbent directors whose present terms expire at the Meeting.

     If it is intended that Common Shares represented by the accompanying form of proxy will be voted for the election of nominees, please so indicate on the proxy card. (If you do not wish your shares to be voted for particular nominees, please so indicate on the proxy card.) If one or more of the nominees should, at the time of the Meeting, be unavailable or unable to serve as a director, the shares represented by the proxies will be voted to elect the remaining nominee and any substitute nominee designated by the Board of Directors. The Board of Directors knows of no reason why any of the nominees will be unavailable or unable to serve. At this time, it is not known whether there will be cumulative voting for the election of directors at the Meeting. If any shareholder properly demands cumulative voting for the election of directors at the Meeting, your proxy will give the individuals named on the proxy full discretion and authority to vote cumulatively and in their sole discretion to allocate votes among any or all of the nominees, unless authority to vote for any or all of the nominees is withheld.
     The Board of Directors recommends that shareholders vote “FOR” the election of the nominees.
     The following table sets forth information concerning nominees for director of CSB, including their principal occupation or employment during the past five years. Each nominee, if elected, will serve for a term expiring at the Annual Meeting of Shareholders in 2009.
NOMINEES FOR DIRECTOR

				Year First
			Positions	Elected or	Current
			Held with	Appointed	Term to
Name	Age	Principal Occupation [1]	CSB	Director	Expire
		Attorney; Logee, Hostetler,
Ronald E. Holtman	63	Stutzman and Lehman	Director	2001	2006

		Retired Physician, East
Daniel J. Miller	66	Holmes Family Care, Inc.	Director	1979	2006

		Vice President, Production,
Eddie L. Steiner	50	Smith Dairy Products Company	Director	2001	2006

[1]	Unless otherwise noted herein, each of the Nominees for Director has been engaged in the occupation and employment described above for the past five years.

     The following table sets forth information concerning (i) incumbent directors of CSB who are not nominees for election at the Meeting and (ii) the other current executive officers of CSB. Included in the table is information regarding each person’s principal occupation or employment during the past five years.
DIRECTORS AND EXECUTIVE OFFICERS

				Year First
				Elected or
				Appointed
				Director or	Current
			Positions Held with	Officer, As	Term to
Name	Age	Principal Occupation[1]	CSB	Applicable	Expire
Robert K. Baker	51	Co-owner and Controller, Bakerwell, Inc.	Director	2001	2008

J. Thomas Lang	62	Veterinarian, Dairy Farmer, Spring Hill Farm, Inc.	Director	1993	2008

Jeffery A. Robb, Sr.	56	President and Chairman, Robb Companies, Inc. [2]	Director	2001	2007

Samuel M. Steimel	48	Attorney, The Steimel Law Office	Director	1989	2007

John R. Waltman	64	Attorney, Critchfield, Critchfield & Johnston, LLC.	Director	2001	2007

Rick L. Ginther[3]	55	Banker	Interim Chief Executive Officer	2003	N/A

Paul D. Greig[4]	60	Banker	Senior Vice President and Chief Operations/Information Officer	2003	N/A

Paula Meiler[5]	51	Banker	Senior Vice President and Chief Financial Officer	2004	N/A

[1]	Unless otherwise noted herein, each of the Directors has been engaged in the occupations and employment described above for the past five years.

[2]	Mr. Robb held the position of Chairman and Manager of Robb, Dixon & Company until 2000, and President and Chief Executive Officer of Robb Companies, Inc. from 2000 to present. In 2002, he was named Interim President and Chief Executive Officer of Exchange Bancshares, Inc. and The Exchange Bank. He held that position until December 31, 2003.

[3]	Mr. Ginther has served as Interim Chief Executive Officer, March 3, 2006 to present, Senior Vice President and Chief Lending Officer, 2003 to 2006, President, Canton Region, of Bank One from 2002 to 2003, and in various positions with Bank One Corporation and predecessor organizations from 1973 to 2002.

[4]	Mr. Greig retired from Bank One, Corporation in 2002 from the position of National Retail Support Services Manager. During retirement from 2002 through 2003 he was a substitute teacher in two public school systems.

[5]	Ms. Meiler has served as Senior Vice President and Chief Financial Officer of CSB Bancorp since August 9, 2004. Previous positions include Chief Financial Officer and Treasurer of Consumers Bancorp Inc. from 1999 through 2004 and Comptroller of The Citizens Banking Company (nka Sky Bank) and Citizens Bancshares Inc. from 1981 to 1999.
     The Board of Directors conducts its business through meetings of the Board and its committees. Regular meetings of the Board of Directors are held on a monthly basis. The Board of Directors held 12 regular, and 1 special meeting during the year ended December 31, 2005. Each incumbent director attended at least 75% of the aggregate of the total meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which directors served in 2005. Due to medical reasons, Mr. Steimel attended 38% of the board meetings in 2005, and 83% of board committee meetings in 2005. Mr. Steimel’s absences were excused by the remainder of the board. Directors receive no compensation from CSB. In addition, each director of CSB also serves as a director of The Commercial and Savings Bank, a wholly-owned banking subsidiary of CSB (the “Bank”), for which outside directors were compensated at a rate of $10,000 annually, plus $500 per Board Meeting attended and $500 per Committee Meeting. During 2005, CSB directors could elect to participate in The Commercial and Savings Bank employee benefit health insurance plan on the same basis as bank employees.. For the year ended December 31, 2005, indirect compensation in the form of employer paid health benefits aggregated $31,003, for all outside directors, with the exception of Mr. Steiner, who did not participate in 2005. Effective December 2005, with the exception of three directors whose coverage has been grandfathered, all directors waived coverage. Mr. Limbert, a former inside Director, received no compensation for director fees in 2005.
     CSB has a Nominating Committee, which recommends to the Board the nominees for election as directors. The Nominating Committee currently consists of Messrs. Steimel, Waltman and Baker. The Nominating Committee will consider candidates for nomination as a director, which are recommended by shareholders, directors and other sources. The Nominating Committee met two times in 2005. Under the terms of the Nominating Committee Charter, which is available on the Company’s website, the Committee is responsible for developing and implementing a process and guidelines for the selection of individuals for nomination to the Board of Directors and considering incumbent directors for nomination and re-election.
     In considering and evaluating potential candidates for positions on the CSB Board of Directors, and consistent with its Charter, the Nominating Committee considers, among other things, the potential candidates’ knowledge of the communities in which CSB and the Bank operate; their experience and any special business, financial, or other expertise; their reputation for honesty and integrity; and their ability to provide independent and objective oversight and supervision for matters which may impact CSB and the Bank. The Nominating Committee also considers applicable requirements of the CSB Code of Regulations and requirements of applicable law and regulations with respect to evaluating potential candidates, as well as other matters which the Nominating Committee deems appropriate in light of the specific circumstances and the potential candidate. To that end, the Nominating Committee may conduct its own analysis and may also seek information from a variety of outside sources in order to ascertain whether a potential candidate meets the referenced criteria.
     The Nominating Committee utilizes the same standards and criteria in considering and evaluating potential candidates for positions on the CSB Board of Directors who are recommended by CSB shareholders, when appropriate. For the year ended December 31, 2005, a majority of the members of the Nominating Committee are independent, as defined by the National Association of Securities Dealers, Inc., listing standards.
     The Compensation Committee develops and recommends executive compensation principles, policies and programs to the CSB Board of Directors. The Compensation Committee currently consists of Messrs. Baker, Steimel and Waltman. The Compensation Committee met 12 times in 2005.
     CSB has an Audit Committee, the members of which currently consist of Messrs. Holtman, Robb, and Steiner. All of the members of the Audit Committee are independent directors. Among other things, the Audit Committee is responsible for the engagement of independent auditors, reviewing with the independent auditors the plans and results of the audit, and reviewing the adequacy of internal accounting controls. The Audit Committee met a total of 12 times in 2005. The Board of Directors has determined that Messrs. Robb and Steiner meet the requirements of an “audit committee financial expert” as defined by the Securities and Exchange Commission.

REPORT OF THE COMPENSATION COMMITTEE OF THE
BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION
     The Compensation Committee is responsible for developing and recommending CSB’s executive compensation principles, policies and programs to the Board of Directors. The Compensation Committee believes that in representing the Board of Directors, it must act in the best interest of the shareholders as it reviews and determines CSB’s executive compensation principles, policies and programs. The Compensation Committee’s essential goal is to create a balance by which CSB is able to attract and retain qualified management personnel, while at the same time providing for maximization of CSB’s financial performance and safeguarding CSB’s assets. In compensating CSB’s executive officers, the Committee seeks to achieve the following goals:
1.	motivate executive officers to strive for and achieve outstanding corporate performance that provides a direct benefit to shareholders;

2.	attract highly-qualified key management personnel; and

3.	reward superior performance in reaching corporate objectives with aggressive compensation levels and provide that a significant portion of compensation will be dependent on CSB’s annual performance.
     Base salaries for executive management in 2005 were determined after review of an analysis of salaries paid for comparable positions and consideration of the competition for executive talent within CSB’s industry. The Committee’s review included a survey of public filings made by industry peers. CSB’s compensation philosophy is to target executive salaries close to the mean of the market rate paid for comparable positions by similarly sized bank holding companies. CSB’s senior officers recommend to the Committee an aggregate amount of cash and options to offer as bonuses to employees each fiscal year, based upon the performance of CSB and the Bank during the prior fiscal year, and an allocation of these bonuses among the employees of CSB and the Bank. After consideration of this recommendation, the Committee approves and the Board of Directors ratifies the issuance of bonuses each year. The Committee also considers the recommendations of the chief executive officer for annual salary adjustments and bonus awards for the other executive officers.
THE COMPENSATION COMMITTEE
Robert K. Baker
Samuel M. Steimel
John R. Waltman

REPORT OF THE AUDIT COMMITTEE OF THE
BOARD OF DIRECTORS
     The following Audit Committee Report is provided in accordance with the rules and regulations of the Securities and Exchange Commission. The Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the Board of Directors of CSB. Management of CSB is responsible for CSB’s reporting process, including its system of internal control, and for the preparation of consolidated financial statements in accordance with U.S. generally accepted accounting principles. CSB’s auditors are responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes.
     Mr. Robb and Mr. Steiner are certified public accountants, and Mr. Holtman is an attorney licensed to practice law in the State of Ohio. Mr. Robb and Mr. Steiner have been designated as “financial experts” under Section 401(h) of Regulation S-K.
     The Audit Committee has reviewed and discussed with S.R. Snodgrass A.C. (“S.R. Snodgrass”), CSB’s independent registered public accounting firm for the year ended December 31, 2005, the matters required to be discussed by Statement of Accounting Standards 61, as may be modified or supplemented. The Audit Committee also has received the written disclosures and the letter from the independent accountants, as required, and has discussed with S.R. Snodgrass its independence. Based on the forgoing discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in CSB’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.
THE AUDIT COMMITTEE
Ronald E. Holtman
Jeffery A. Robb, Sr.
Eddie L. Steiner

INDEPENDENT PUBLIC ACCOUNTANTS
     On August 26, 2005, the Audit Committee of the Board of Directors of CSB Bancorp, Inc. engaged S.R. Snodgrass, A.C. (“Snodgrass”) as the Company’s independent public accountants, and notified Clifton Gunderson LLP (“Clifton”) they had been dismissed as the Company’s independent public accountants, effective immediately. The dismissal of Clifton involved a business analysis and decision by CSB, and was not the result of any disagreements between CSB and Clifton. The appointment of Snodgrass and the dismissal of Clifton were approved and effected by the Audit Committee.
     Clifton performed audits of the Company’s consolidated financial statements for the years ended December 31, 2004 and 2003. Clifton’s reports did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.
     During the years ended December 31, 2003 and 2004, and from December 31, 2004 through the effective date of Clifton’s termination, there have been no disagreements between the Company and Clifton on any matter of accounting principles or practice, financial statement disclosure, or auditing scope or procedure, which disagreements would have caused Clifton to make reference to the subject matter of such disagreements in connection with its report. None of the “reportable events” described in Item 304 (a) (1) (v) of Regulation S-K promulgated by the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended, have occurred during the two years ended December 31, 2004, or through the effective date of Clifton’s termination.
     Snodgrass, certified public accountants, acted as CSB’s auditors for the 2005 fiscal year and will act in such capacity for the 2006 fiscal year. During CSB’s most recent fiscal year ended December 31, 2005, there were no disagreements with Snodgrass on any matter of accounting principles or practices, financial disclosure, or auditing scope or procedure.
     A representative of Snodgrass is expected to be present at the Meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.
Audit Fees. Fees billed for audit services totaled $93,649 in 2005, and $64,700 in 2004, including fees associated with the annual audit and the reviews of CSB’s quarterly reports on Form 10-Q.
Audit-Related Fees. Fees billed for audit-related services totaled $9,200 in 2005, and $7,400 in 2004. Audit-related services related to an audit of CSB’s 401(k) Plan.
Tax Fees. Fees billed for tax services, including tax compliance, tax advice and tax planning, totaled $13,725 in 2005, and $16,200 in 2004.
All Other Fees. In 2005, there were no other fees paid to Snodgrass or Clifton.. No other fees were paid to Clifton in 2004.
All services were pre-approved by the Audit Committee.
Audit Committee Procedures for Approval of Services by Independent Accountants
•	The Audit Committee will annually approve the scope of, and fees payable for, the year-end audit to be performed by CSB’s independent accountants for the next fiscal year.

•	Management may not engage the independent accountants for any services unless they are approved by the Audit Committee in advance of the engagement.

•	If Management wishes to engage the independent accountants for any services, Management will define and present to the Audit Committee specific projects and categories of service, and fee estimates, for which the advance approval of the Audit Committee is required. The Audit Committee will review these requests and determine whether to pre-approve the engagement of the independent accountants for the specific projects and categories of service.

•	Management will report to the Audit Committee regarding the actual spending for these projects and services, compared to the approved amounts on a quarterly basis.

•	The Audit Committee Chairperson will report to the Committee at each regularly scheduled meeting the nature and amount of any non-audit services that he has approved .

EXECUTIVE COMPENSATION
     The following table sets forth the compensation received for the three years ended December 31, 2005 by CSB’s Chief Executive Officer and the persons who were, at December 31, 2005, the three other most highly paid executive officers.
Summary Compensation Table

	Annual Compensation				Long Term Compensation
				Other	Options/	All
				Annual	SARs	Other
Name and				Compen-	(# of	Compen-
Principal Position	Year	Salary($)	Bonus($)	sation($)	Shares)	sation($)(1)
John J. Limbert	2005	154,500	50,000	-0-	-0-	7,780
Former, President and Chief	2004	150,503	40,000	-0-	-0-	5,400
Executive Officer	2003	92,308	30,000	-0-	10,000	35,688

Rick L. Ginther	2005	126,500	30,000	-0-	-0-	23,711
Interim Chief Executive Officer	2004	123,269	20,000	-0-	-0-	4,140
Former Sr. Vice President and Chief Lending Officer

Paul D. Greig	2005	111,000	30,000	-0-	-0-	5,240
Senior Vice President and Chief	2004	106,503	20,000	-0-	-0-	3,630
Operations/Information Officer

Paula J. Meiler	2005	103,000	20,000	-0-	-0-	4,320
Senior Vice President and	2004	38,462	5,000	-0-	1,000	-0-
Chief Financial Officer

(1)	In 2005, all other compensation for Messrs. Limbert, Ginther and Greig and Ms. Meiler consist of contributions by CSB under the CSB 401(k) and Profit Sharing Plan. Contributions under the plan were as follows: Mr. Limbert $7,780, Mr. Ginther $6,273, Mr. Greig $5,240 and Ms. Meiler $4,320. Also included for Mr. Ginther is a relocation payment of $14,276, club dues of $3,062 and $100 referral bonus.

Option/SAR Grants in Last Fiscal Year

Potential Realizable Value at
Assumed Rates of Stock Price
	Individual Grants			Appreciation for Option Term (2)
	Number of	% of Total
	Securities	Options
	Underlying	Granted to	Exercise
	Options/SARs	Employees in	Price Per	Expiration
Name	Granted (1)	Fiscal Year	Share	Date	5%	10%
John J. Limbert	—	—	—	—	—	—
Rick L. Ginther	—	—	—	—	—	—
Paul D. Greig	—	—	—	—	—	—
Paula J. Meiler	—	—	—	—	—	—

(1)	No options were granted during 2005.

(2)	The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, in the market value of the common stock.
Aggregated Option/SAR Exercises in Last Fiscal Year
and Fiscal Year-End Option/SAR Values

			Number of Securities Underlying		Value of Unexercised In-the-
			Unexercised Options/SARs at		Money Options/SARS at
			12/31/05		12/31/05[1]
	Shares
	Acquired on	Value	Exercisable	Unexercisable	Exercisable	Unexercisable
Name	Exercise (#)	Realized ($)	(#)	(#)	($)	($)
John J. Limbert[2]			10,000		32,500
Rick L. Ginther			1,000		3,500
Paul D. Greig			1,000		3,500
Paula J. Meiler			1,000		2,000

[1]	Based on the closing price of a common share of CSB of $21.00 as reported by the Wall Street Journal on December 31, 2005. The ultimate realization of profit, if any, on the sale of common shares underlying the option is dependent upon the market price of the shares on the date of sale.

[2]	Mr. Limbert held the positions of Director, President and Chief Executive Officer of CSB until March 3, 2006. While no longer a director or Executive Officer of CSB, information regarding Mr. Limbert is provided pursuant to requirements of the Securities and Exchange Commission.

Employment Contracts and
Termination of Employment and Change-in-Control Arrangements
     Employment agreements are in effect between the Company and each of the Executives identified in the Summary Compensation Table.
     The Company entered into an employment agreement with Mr. Limbert on December 5, 2005 (the “New Agreement”) in replacement of an employment agreement from 2003. Mr. Limbert held the position of President and Chief Executive Officer of CSB until March 3, 2006. While no longer a director or Executive Officer of CSB, information regarding Mr. Limbert is provided pursuant to requirements of the Securities and Exchange Commission. The terms of the New Agreement provided for a three-year term, an annual base salary of $154,500, a bonus to be paid at the discretion of the Board of Directors, vacation, benefits, and certain stock options. In the event that Mr. Limbert’s employment was terminated without “cause” (as defined in the agreement), the agreement entitles him to a severance payment equal to the unpaid amount otherwise due under the agreement plus six months of the base salary in effect on the date of termination and limited continued benefits for a six month period. The agreement also contained a “non-compete” provision, prohibiting Mr. Limbert from competing for a period of one year following the date of termination of the agreement, as well as a “change in control” provision which provided Mr. Limbert with certain benefits, including continuation of compensation, stock options, and certain health benefits for a period of three years following a “change in control” as defined therein and termination of employment within a 90-day period before or after such “change in control”. Such “change in control” benefits are subject to being reduced so that no “excess parachute payment” (as defined in Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended; the “IRS Code”) is received by Mr. Limbert. The resignation of Mr. Limbert effective March 3, 2006, terminated the obligations of CSB and the Bank under the New Agreement effective that date.
     The agreement provided that Mr. Limbert receives no additional compensation for serving as a director (including service on any committee) of the Bank or CSB.
     An employment agreement dated June 30, 2003, was entered into with Paul D. Greig providing, among other things, for employment of Mr. Greig as Senior Vice President, Chief Operations Officer, and Chief Information Officer of the Bank pursuant to the terms of the agreement. The agreement is for a two-year term with annual renewals commencing at the first anniversary, and provides for compensation to Mr. Greig consisting of an annual base salary of $100,000, a bonus to be paid at the discretion of the Board of Directors, vacation, benefits, and certain stock options. In the event that Mr. Greig’s employment is terminated without “cause” (as defined in the agreement), the agreement entitles him to a severance payment equal to the unpaid amount otherwise due under the agreement plus six months of the base salary in effect on the date of termination and limited continued benefits for a six month period. The agreement also contains a “non-compete” provision, prohibiting Mr. Greig from competing for a period of one year following the date of termination of the agreement, as well as a “change in control” provision which provides Mr. Greig with certain benefits, including continuation of compensation, stock options, and certain health benefits for stated periods following a “change in control” as defined therein and termination of employment within a 90-day period before or after such “change in control”. Such “change in control” benefits are subject to being reduced so that no “excess parachute payment” (as defined in Section 280G(b)(1) of the IRS Code) is received by Mr. Greig.
     An employment agreement dated July 21, 2003, was entered into with Rick L. Ginther providing, among other things, for employment of Mr. Ginther as Senior Vice President and Chief Loan Officer of the Bank pursuant to the terms of the agreement. The agreement is for a two-year term with annual renewals commencing at the first anniversary, and provides for compensation to Mr. Ginther consisting of an annual base salary of $120,000, a bonus to be paid at the discretion of the Board of Directors, vacation, benefits, and certain stock options. In the event that Mr. Ginther’s employment is terminated without “cause” (as defined in the agreement), the agreement entitles him to a severance payment equal to the unpaid amount otherwise due under the agreement plus six months of the base salary in effect on the date of termination and limited continued benefits for a six month period. The agreement also contains a “non-compete” provision, prohibiting Mr. Ginther from competing for a period of one year following the date of termination of the agreement, as well as a “change in control” provision which provides Mr. Ginther with certain benefits, including continuation of compensation, stock options, and certain health benefits for stated periods following a “change in control” as defined therein and termination of employment within a 90-day period before or after such “change in control”. Such “change in control” benefits are subject to being reduced so that no “excess parachute payment” (as defined in Section 280G(b)(1) of the IRS Code) is received by Mr. Ginther.

     An employment agreement dated August 9, 2004, was entered into with Paula J. Meiler providing, among other things, for employment of Ms. Meiler as Senior Vice President and Chief Financial Officer of CSB and the Bank pursuant to the terms of the agreement. The agreement is for a two-year term with annual renewals commencing at the first anniversary, and provides for compensation to Ms. Meiler consisting of an annual base salary of $100,000, a bonus to be paid at the discretion of the Board of Directors, vacation, benefits, relocation reimbursement up to a stated amount for a limited time, and certain stock options. In the event that Ms. Meiler’s employment is terminated without “cause” (as defined in the agreement), the agreement entitles her to a severance payment equal to the unpaid amount otherwise due under the agreement plus six months of the base salary in effect on the date of termination and limited continued benefits for a six month period. The agreement also contains a “non-compete” provision, prohibiting Ms. Meiler from competing for a period of one year following the date of termination of the agreement, as well as a “change in control” provision which provides Ms. Meiler with certain benefits, including continuation of compensation, stock options, and certain health benefits for stated periods following a “change in control” as defined therein and termination of employment within a 90-day period before or after such “change in control”. Such “change in control” benefits are subject to being reduced so that no “excess parachute payment” (as defined in Section 280G(b)(1) of the IRS Code) is received by Ms. Meiler.

PERFORMANCE GRAPH
     The following graph compares the yearly stock change and the cumulative total shareholder return on CSB’s Common Shares during the five-year period ended December 31, 2005, with the cumulative total return on the NASDAQ Bank Stock Index and the Standard and Poor’s 500 Stock Index. The comparison assumes $100 was invested on December 31, 2000 in CSB’s Common Shares and in each of the indicated indices and assumes reinvestment of dividends.

	2000	2001	2002	2003	2004	2005
CSBB	$100.00	$100.67	$109.56	$119.33	$146.82	$155.59

NASDAQ Bank	$100.00	$110.08	$115.05	$149.48	$165.92	$158.73

S & P	$100.00	$86.96	$66.64	$84.22	$91.79	$94.55
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     CSB has engaged and intends to continue to engage in the lending of money through the Bank to various directors and officers of CSB. These loans to such persons were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as prevailing at the time for comparable transactions with other persons and did not involve more than a normal risk of collectibility or other unfavorable features.
     In addition to those banking transactions conducted in the ordinary course, the following related transactions were conducted. Each of these transactions was made on terms similar to those that could have been negotiated with an unaffiliated third party
     CSB and the Bank hired Holmes County Title Co. from time to time during 2005 for title work and real estate closing services in connection with various matters arising in the ordinary course of the business of CSB and the Bank. Ronda P. Steimel, owner of Holmes County Title Co., is the wife of Director Samuel M. Steimel. CSB and the Bank contemplate using Holmes County Title Co. in the future on similar terms, as needed.

     CSB and the Bank hired Critchfield, Critchfield & Johnston, Ltd. and Heartland Title Agency from time to time during 2005 for legal services and real estate closing services in connection with various matters arising in the ordinary course of the business of CSB and the Bank. John R. Waltman is a partner of both Critchfield, Critchfield & Johnston, Ltd. and Heartland Title Agency. CSB and the Bank contemplate using both Critchfield, Critchfield & Johnston, Ltd. and Heartland Title Agency in the future on similar terms, as needed.
     CSB and the Bank hired Logee, Hostetler, Stutzman & Lehman from time to time prior to 2005 for legal services in connection with various matters arising in the ordinary course of the business of CSB and the Bank. Ronald E. Holtman is a partner of Logee, Hostetler, Stutzman & Lehman. CSB and the Bank contemplate using Logee, Hostetler, Stutzman & Lehman in the future on similar terms, as needed.
     CSB and the Bank hired Steimel Law Office from time to time prior to 2005 for legal services in connection with various matters arising in the ordinary course of the business of CSB and the Bank. Samuel M. Steimel is the owner of Steimel Law Office. CSB and the Bank contemplate using Steimel Law Office in the future on similar terms, as needed.
COMPENSATION AND NOMINATING COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION; CERTAIN
RELATIONSHIPS AND RELATED TRANSACTIONS
     During 2005, none of CSB’s executive officers or Directors was a member of the Board of Directors of any other company where the relationship would be construed to constitute a committee interlock within the meaning of the rules of the Commission.
SHAREHOLDER NOMINATIONS
     The Nominating Committee of the Board will consider recommendations for nominations received by shareholders in accordance with the Company’s Code of Regulations. Shareholder recommendations for nomination should be submitted in writing to the Company at its principal office in Millersburg, Ohio, and must include the shareholder’s name, address and the number of shares of the Company beneficially owned by the shareholder. The recommendation must be provided to the Company in writing not less than fourteen nor more than fifty days prior to the date of the Meeting. The recommendation should also include the name, age, business address, residence address, principal occupation and number of shares of the Company beneficially owned by the recommended candidate for nomination. Shareholder recommendations must also include the information that would be required to be disclosed in the solicitation of proxies for the election of directors under federal securities laws. The Company may also require any nominee to furnish additional information regarding the eligibility and qualifications of the recommended candidate.
PROPOSALS OF SECURITY HOLDERS
     In order to be eligible for inclusion in CSB’s proxy materials for the 2007 Annual Meeting of Shareholders, any shareholder’s proposal to take action at such meeting must be received at CSB’s main office at 91 North Clay Street, Millersburg, Ohio 44654, no later than November 24, 2006. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended.

SHAREHOLDER COMMUNICATION WITH BOARD OF DIRECTORS
     Shareholders interested in communicating directly with the Board of Directors may do so by writing to Margaret L. Conn, Secretary, CSB Bancorp, Inc., 91 North Clay Street, Millersburg, Ohio 44654. The mailing envelope and letter must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board of Directors Communication.”
     The Secretary will review all such correspondence and regularly forward to the Board of Directors a log and summary of all such correspondence and copies of all correspondence that, in            the opinion of the Secretary, deals with the functions of the Board or Committees of the Board or that she otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by CSB that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of CSB’s internal audit department and handled in accordance with procedures established by the Audit Committee for such matters.
OTHER BUSINESS
     The Board of Directors is not aware of any business to be addressed at the Meeting other than those matters described above in this Proxy Statement. However, if any business other than that set forth in the Notice of the Meeting should be properly presented at the Meeting, it is intended that the Common Shares represented by proxies will be voted with respect thereto in accordance with the judgment of the person voting them.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ Robert K. Baker
Robert K. Baker
Chairman of the Board

Millersburg, Ohio
March 24, 2006

PROXY CARD
CSB BANCORP, INC.
91 North Clay Street
Millersburg, Ohio 44654
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
The undersigned hereby appoints Messrs. Baker, Steimel, Waltman, and each of them, with full power of substitution, as proxies to vote, as designated below, for and in the name of the undersigned all shares of stock of CSB Bancorp, Inc. (“CSB”) which the undersigned is entitled to vote at the Annual Meeting for the Shareholders of said Company scheduled to be held on April 26, 2006 at 7:00 p.m. local time at the Carlisle Inn, Walnut Creek, Ohio, or at any adjournments or recesses thereof.
Shareholders have the right to vote cumulatively in the election of directors. In order to exercise the right to vote cumulatively, a shareholder must give written notice to the President, a Vice President or the Secretary of CSB not less than forty-eight hours before the time fixed for the meeting, and the shareholder’s demand for cumulative voting must be announced at the commencement of the meeting by or on behalf of the shareholder. If cumulative voting is elected, a shareholder may cast as many votes in an election of directors as the number of directors to be elected multiplied by the number of shares held. If any shareholder demands cumulative voting for the election of directors at the Meeting, this proxy gives the individuals named on the proxy full discretion and authority to vote cumulatively, and in their sole discretion to allocate votes among any or all of the nominees, unless authority to vote for any or all of the nominees is withheld.
Please mark X in the appropriate box. The Board of Directors recommends a FOR vote on the proposal.
1. ELECTION OF DIRECTORS
     FOR:
☐ Ronald E. Holtman
☐ Daniel J. Miller
☐ Eddie L. Steiner
     WITHHOLD AUTHORITY:
☐ Ronald E. Holtman
☐ Daniel J. Miller
☐ Eddie L. Steiner

     2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or an adjournment thereof.
This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of Directors.
ALL FORMER PROXIES ARE HEREBY REVOKED.

(Signature of Shareholder)

(Signature of Shareholder)

(Please sign exactly as your name appears hereon. All joint owners should sign. When signing in a fiduciary capacity or as a corporate officer, please give your full title as such.)

Dated: , 2006